EXHIBIT 99.1

TOR Minerals International Reports Fourth Quarter and Year-end 2012 Financial Results

Reports Record Annual Revenue and Net Income

CORPUS CHRISTI, Texas, February 20, 2013 - TOR Minerals International (Nasdaq: TORM), producer of synthetic titanium dioxide and color pigments, specialty aluminas, and other high performance mineral fillers, today announced its financial results for the fourth quarter and year-ended December 31, 2012. Highlights for the fourth quarter and year-ended December 31, 2012 as compared to the prior year period included:

  2012 net sales increased 38% to a record $56.7 million
  2012 net income available to common shareholders increased 29% to a record $5.1 million
  2012 diluted EPS increased 23% to $1.49 per share
  4Q12 net sales increased 3% to $9.8 million
  4Q12 net income available to common shareholders was $236,000, versus $1.1 million during the prior year
  4Q12 diluted EPS was $0.07, versus 4Q11 diluted EPS of $0.35
  Shareholders' equity as of December 31, 2012 increased to $12.00 per diluted share, versus $10.33 at the same time last year
Quarterly Sales by Product Group (in 000's)		4Q11	4Q12	% Change
TiO2 Pigments		$3,807	$3,643	-4%
Specialty Aluminas		4,431	4,650	5%
Other		1,308	1,530	17%
Total		$9,546	$9,823	3%

Annual Sales Comparison by Product Group (in 000's)	2010	2011	2012	% Change 2012 vs. 2011
TiO2 Pigments	$12,595	$18,998	$30,662	61%
Specialty Aluminas	14,242	17,461	19,195	10%
Other	4,179	4,562	6,796	49%
Total	$31,016	$41,021	$56,653	38%

During the year ended December 31, 2012, net sales increased 38 percent to $56.7 million, due to increases in all three of the Company's primary product categories.  Sales of titanium dioxide (TiO2) pigment products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, increased 61 percent during 2012, primarily due to $10.4 million of SR sales to third parties and increased average selling prices.  These factors were more than enough to offset a decline in HITOX volumes. Specialty alumina sales increased 10 percent during the year primarily due to an increase in sales volume to a significant U.S. customer, which was partially offset by a decrease in European sales volume.  Other product sales increased 49 percent, primarily due to increased volumes from new and existing BARTEX® customers in the United States.

During the fourth quarter of 2012, net sales increased 3 percent to $9.8 million, as a 5 percent increase in specialty alumina sales and a 17 percent increase in other product sales were offset by a 4 percent decrease in Titanium dioxide (TiO2) pigments sales.  As expected, pricing and volumes of Titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR) products, continued to be affected by weakness in the broader market for TiO2. Factors affecting specialty alumina and other product sales were consistent with those earlier in the year.

Commenting on sales trends, Dr. Olaf Karasch, Chief Executive Officer, said, "Our continued focus on delivering unique value-added products along with the geographic, product, customer and end-market diversification of our business, has allowed us to overcome the effects of a weak and uncertain global economy and produce our third consecutive year of record sales and earnings.  While our TiO2 pigment sales declined slightly during the fourth quarter, we outperformed the double-digit sales declines we have seen from other commodity TiO2 producers.  In addition, our end-market and geographic diversification allowed us to overcome significant headwinds in Europe.  Despite a 30 percent sales decline in alumina sales in that region, we posted a double-digit increase in total specialty alumina sales worldwide."

During the fourth quarter of 2012, gross margin decreased to 13.0 percent of sales versus 26.4 percent during the same period a year ago.  The decrease in gross margin was primarily the result of lower utilization of the SR production plant Malaysia, combined with increased maintenance, raw materials and energy costs.  The Company said that during the fourth quarter of 2012, our Malaysian SR plant underwent significant construction and maintenance work, which is expected to be completed during the first quarter of 2013. While lower utilization levels will continue to affect profitability during the first quarter of 2013, the work is designed to generate significant improvement in yields and reduce production costs.   Operating expenses decreased 5.9 percent to $1.3 million, primarily related to a decrease in salaries and legal expenses.  During the fourth quarter, net income available to common shareholders was $236,000, or $0.07 per diluted share, as compared to $1.1 million, or $0.35 per diluted share, during the same period a year ago.

During the year ended December 31, 2012, gross margin decreased by 150 basis points to 21.1 percent of sales, as increases in raw materials, maintenance and indirect labor were only partially offset by higher average selling prices.  Operating expenses increased 9.9 percent to $5.4 million, primarily related to sales commissions and consulting fees.  During 2012, net income available to common shareholders was $5.1 million, or $1.49 per diluted share, as compared to $3.9 million, or $1.21 per diluted share, during the same period a year ago.

"Inflated customer inventory levels and soft demand trends have led to decreased volumes and pricing across the TiO2 industry.  We expect these market conditions to persist through the first half of 2013 and will likely continue to negatively affect both volumes and pricing for our TiO2 pigments and third-party sales of SR for the next several quarters.  In addition to lower utilization and pricing, we expect near-term profitability to be negatively affected by increased costs of raw materials and energy.  To offset these factors, we are making incremental investments in our Malaysian SR plant to improve yields and reduce our production costs.  Longer term, we believe the demand and supply characteristics in the TiO2 industry will continue to create attractive opportunities for TOR Minerals, as customers increasingly discover the value-added attributes of substituting our HITOX® and TIOPREM® products for commodity TiO2," said Dr. Karasch.  "While near-term pressure may impede our ability to deliver growth in our TiO2 business during the next several quarters, we expect continued growth in our specialty alumina and other product categories during 2013.  Our strategic focus remains on product innovation and continued reduction in our production costs with an objective to deliver on our targeted growth of 15% to 20% over the next three to five years."

TOR Minerals will host a conference call at 5:00 p.m. Eastern, 4:00 p.m. Central Time, on February 20, 2012, to further discuss fourth quarter results. The call will be simultaneously webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 408254.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Contact for Further Information:
Dave Mossberg
Three Part Advisors, LLC
817-310-0051

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
NET SALES	$9,823	$9,546	$56,653	$41,021
Cost of sales	8,546	7,024	44,673	31,727
GROSS MARGIN	1,277	2,522	11,980	9,294
Technical services and research and development	111	81	384	287
General, administrative and selling expenses	1,204	1,317	5,029	4,639
Gain on disposal of assets	-	(1)	(6)	(1)
OPERATING INCOME	(38)	1,125	6,573	4,369
OTHER INCOME (EXPENSE):
Interest expense	(74)	(135)	(471)	(471)
Loss on foreign currency exchange rate	(29)	(29)	(50)	(23)
Other, net	(1)	2	-	9
INCOME BEFORE INCOME TAX	(142)	963	6,052	3,884
Income tax (benefit) expense	(378)	(150)	1,024	48
NET INCOME	$236	$1,113	$5,028	$3,836
Less: Preferred Stock Dividends	-	1	-	16
Basic Income Available to Common Shareholders	$236	$1,112	$5,028	$3,820
Plus: 6% Convertible Debenture Interest Expense	-	21	22	87
Plus: Preferred Stock Dividends	-	1	-	16
Diluted Income Available to Common Shareholders	$236	$1,134	$5,050	$3,923

Income per common share:
Basic	$0.08	$0.51	$1.81	$1.84
Diluted	$0.07	$0.35	$1.49	$1.21
Weighted average common shares outstanding:
Basic	2,980	2,160	2,781	2,079
Diluted	3,424	3,239	3,394	3,235

TOR Minerals International, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share amounts)

	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,799	$3,381
Trade accounts receivable, net	3,972	4,921
Inventories	22,895	18,673
Other current assets	1,822	832
Total current assets	31,488	27,807
PROPERTY, PLANT AND EQUIPMENT, net	22,933	20,138
OTHER ASSETS	25	22
Total Assets	$54,446	$47,967

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$4,608	$3,222
Accrued expenses	1,864	1,754
Notes payable under lines of credit	2,109	2,886
Export credit refinancing facility	394	1,254
Current deferred tax liability	173	46
Current maturities - capital leases	33	28
Current maturities of long-term debt - financial institutions	1,202	813
Current maturities - convertible debentures	-	91
Total current liabilities	10,383	10,094
LONG-TERM DEBT, EXCLUDING CURRENT MATURITIES
Capital leases	12	34
Long-term debt - financial institutions	2,316	2,668
Long-term debt - convertible debentures, net	-	1,127
Deferred tax liability	1,007	619
Total liabilities	13,718	14,542
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 2,987 and 2,400 shares issued and outstanding at 12/31/2012 and 12/31/2011, respectively	3,733	2,999
Additional paid-in capital	29,017	28,222
Retained earnings (Accumulated deficit)	3,269	(1,759)
Accumulated other comprehensive income:
Cumulative translation adjustment	4,709	3,963
Total shareholders' equity	40,728	33,425
Total Liabilities and Shareholders' Equity	$54,446	$47,967

TOR Minerals International, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,
	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income	$5,028	$3,836
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,470	2,078
Gain on disposal of assets	(6)	(1)
Share-based compensation	90	59
Warrant interest expense	22	67
Deferred income taxes	120	(9)
Provision for bad debts	69	-
Changes in working capital:
Trade accounts receivables	936	(1,081)
Inventories	(3,777)	(7,845)
Other current assets	(598)	(116)
Accounts payable and accrued expenses	1,385	1,094
Net cash provided (used in) by operating activities	5,739	(1,918)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(4,881)	(3,535)
Proceeds from sales of property, plant and equipment	7	2
Net cash used in investing activities	(4,874)	(3,533)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from (payments on) lines of credit	(869)	2,087
Net proceeds from (payments on) export credit refinancing facility	(906)	997
Proceeds from capital lease	-	11
Payments on capital lease	(18)	(11)
Proceeds from long-term bank debt	866	972
Payments on long-term bank debt	(862)	(790)
Proceeds from the issuance of common stock, and exercise of common stock options	198	3,356
Preferred stock dividends paid	-	(31)
Net cash (used in) provided by financing activities	(1,591)	6,591
Effect of exchange rate fluctuations on cash and cash equivalents	144	(318)
Net (decrease) increase in cash and cash equivalents	(582)	822
Cash and cash equivalents at beginning of year	3,381	2,559
Cash and cash equivalents at end of year	$2,799	$3,381

Supplemental cash flow disclosures:
Interest paid	$429	$471
Income taxes paid	$742	$7
Non-cash financing activities
Conversion of debenture	$1,450	$25